UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

Current Report

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):

October 15, 2020

AB PRIVATE CREDIT INVESTORS CORPORATION

(Exact name of registrant as specified in its charter)

Maryland	814-01196	81-2491356
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

1345 Avenue of the Americas

New York, NY 10105

(Address of principal executive offices and zip code)

Registrant’s telephone number, including area code: (212) 969-1000

Check the appropriate box below if the Form 8-K is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR §230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR §240.12b-2).

Emerging growth company  ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 1.01 — Entry into a Material Definitive Agreement.

On October 15, 2020 (the “Effective Date”), ABPCIC Funding II LLC (the “Borrower”), a wholly-owned subsidiary of AB Private Credit Investors Corporation (the “Company”), entered into a revolving credit facility (the “Revolving Credit Facility”). In connection with the Revolving Credit Facility, the Borrower entered into, among other agreements, (i) the loan financing and servicing agreement (the “Loan Agreement”) with the Company, as equityholder, AB Private Credit Investors LLC, as servicer (the “Servicer”), the lenders referred to therein, Synovus Bank, Specialty Finance Division (“Synovus”), as facility agent, and U.S. Bank National Association (“U.S. Bank”), as collateral agent (in such capacity, the “Collateral Agent”), collateral custodian (in such capacity, the “Collateral Custodian”) and securities intermediary (in such capacity, the “Securities Intermediary”), (ii) the securities account control agreement (the “Control Agreement”), by and among the Borrower, the Collateral Agent and the Securities Intermediary, and (iii) the amended and restated sale and contribution agreement (the “Transfer Agreement”) by and between the Company, as seller, and the Borrower, as purchaser.

The Loan Agreement provides for borrowings in an aggregate amount up to $100,000,000. Borrowings under the Loan Agreement will bear interest based on an annual adjusted London interbank offered rate for the relevant interest period or the applicable replacement thereto provided for in the Loan Agreement, in each case, plus an applicable spread. Interest is payable quarterly in arrears. Any amounts borrowed under the Loan Agreement will mature, and all accrued and unpaid interest thereunder will be due and payable, on the earlier of (i) October 15, 2025 (or such later date mutually agreed to by the Borrower and Synovus) or (ii) upon certain events which result in accelerated maturity under the Revolving Credit Facility. Borrowing under the Revolving Credit Facility is subject to certain restrictions contained in the Investment Company Act of 1940, as amended.

Borrowings under the Loan Agreement are secured by all of the assets held by the Borrower. Pursuant to the Loan Agreement, the Servicer will perform certain duties with respect to the purchase and management of the assets securing the Revolving Credit Facility. The Servicer will not receive a fee under the Loan Agreement so long as AB Private Credit Investors LLC or an affiliate thereof remains Servicer. The Borrower will reimburse all reasonable expenses, disbursements and advances incurred or made by the Servicer in the performance of its obligations under the Loan Agreement. The Borrower has made customary representations and warranties under the Loan Agreement and is required to comply with various covenants, reporting requirements and other customary requirements for similar credit facilities.

All of the collateral pledged to the lenders by the Borrower under the Loan Agreement is held in the custody of the Collateral Custodian or the Securities Intermediary under the Control Agreement. The Collateral Custodian will maintain and perform certain custodial services with respect to the collateral pursuant to the Loan Agreement. As compensation for the services rendered by U.S. Bank in its capacities as Collateral Custodian and Collateral Agent, the Borrower will pay U.S. Bank, on a quarterly basis, customary fee amounts and reimburse U.S. Bank for its reasonable out-of-pocket expenses.

On or prior to the closing of the Revolving Credit Facility, the Company contributed and/or sold certain assets to the Borrower pursuant to the Transfer Agreement, and the Company expects to continue to contribute and/or sell assets to the Borrower pursuant to the Transfer Agreement in the future. The Company may, but shall not be required to, repurchase and/or substitute certain assets previously transferred to the Borrower subject to the conditions specified in the Transfer Agreement and the Loan Agreement.

The Company incurred certain customary fees, costs and expenses in connection with the closing of the Revolving Credit Facility.

The foregoing descriptions of the Loan Agreement, the Control Agreement and the Transfer Agreement do not purport to be complete and are qualified in their entirety by the full text of each of the Revolving Credit Facility, the Control Agreement and the Transfer Agreement, which are attached hereto as Exhibit 10.1, Exhibit 10.2 and Exhibit 10.3, respectively, and are incorporated herein by reference.

Item 2.03 — Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth under Item 1.01 above is incorporated by reference into this Item 2.03.

(d) Exhibits

Exhibit Number	Description

10.1	Loan Financing and Servicing Agreement, dated as of October 15, 2020, among ABPCIC Funding II LLC, as borrower, AB Private Credit Investors LLC, as servicer, AB Private Credit Investors Corporation, as equityholder, the lenders from time to time parties hereto, Synovus Bank, Specialty Finance Division, as facility agent and U.S. Bank National Association, as collateral agent, collateral custodian and securities intermediary.

10.2	Securities Account Control Agreement, dated as of October 15, 2020, by and among ABPCIC Funding II LLC, as pledgor, U.S. Bank National Association, as secured party, and U.S. Bank National Association, as securities intermediary.

10.3	Amended and Restated Sale and Contribution Agreement, between AB Private Credit Investors Corporation, as seller, and ABPCIC Funding II LLC, as purchaser, dated as of October 15, 2020.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: October 20, 2020	AB PRIVATE CREDIT INVESTORS CORPORATION

	By:	/s/ Wesley Raper
Wesley Raper
Chief Financial Officer and Treasurer